Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, February 9, 2010	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com
AGCO REPORTS FOURTH QUARTER RESULTS
Fourth Quarter Highlighted by Strong Cash Flow
Company Achieves Full Year Adjusted EPS of $1.55 and Reported EPS of $1.44
     DULUTH, GA — February 9 — AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $1.9 billion for the fourth quarter of 2009, a decrease of approximately 14.1% compared to net sales of approximately $2.2 billion for the fourth quarter of 2008. Reported net income per share was $0.35 for the fourth quarter of 2009 and adjusted net income, which excludes restructuring and other infrequent expenses, was $0.42 per share for the fourth quarter of 2009. These results compare to reported and adjusted net income of $1.05 per share for the fourth quarter of 2008. Excluding favorable currency translation impacts of approximately 10.1%, net sales in the fourth quarter of 2009 decreased approximately 24.2% compared to the same period in 2008.
     Net sales for the full year of 2009 were approximately $6.6 billion, a decrease of approximately 21.3% compared to the full year of 2008. Excluding the unfavorable impact of currency translation of approximately 4.8%, net sales for the full year of 2009 decreased approximately 16.5% compared to the full year of 2008. For the full year of 2009, reported net income was $1.44 per share and adjusted net income, which excludes restructuring and other infrequent expenses, was $1.55 per share. These results compare to reported and adjusted net income for the full year of 2008 of $3.95 per share.
     “The year proved to be challenging for our industry and our Company. The global economic downturn and significantly lower demand across all of our major markets forced us to make dramatic changes to our operating plan during the year,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “We executed temporary plant shutdowns in all of our factories, reduced our workforce, made significant cuts in our production, and successfully lowered our company and dealer inventories. Despite the softening demand throughout the year, we were able to reduce inventory and accounts receivables by over $550 million dollars, on a constant currency basis, from 2008 year-end levels. We also maintained our strategically important research and development efforts and capital expenditure programs at high levels. Our financial discipline enabled us to further strengthen our balance sheet, resulting in a nearly net debt free position at year-end.”
     “Today, we see stabilization in some markets but expect further weakness, especially in Europe and North America. We also have more work to do with our inventory reduction initiatives. In the first quarter of 2010, we have scheduled temporary plant shutdowns aimed at effectively managing inventory levels while efficiently operating our plants. These temporary closures will negatively impact our first quarter 2010 results. Despite the softer market conditions we face today, the healthy, long-term fundamentals of our industry remain intact. We will continue to invest in new product development, distribution enhancements and productivity improvements to enable our growth and improve our profitability.”
     AGCO’s South American region reported a sales increase of approximately 3.6% compared to the fourth quarter of 2008, excluding favorable currency translation impacts. Improving industry demand in Brazil produced most of the increase. The Europe/Africa/Middle East (EAME) region reported a sales decline of approximately 27.0% compared to the fourth quarter of 2008, excluding favorable currency translation impacts. Demand in the fourth quarter of 2009 continued to soften in France, Germany, Finland and Scandinavia, while the Russian and Eastern European markets remained extremely weak. In the North American region, sales in the fourth quarter declined approximately 42.0%, excluding favorable currency translation impacts, compared to the fourth quarter of 2008. Lower sales of utility tractors and hay products tied to the dairy and cattle sectors as well as dealer inventory reductions resulted in the decline.
     Lower net sales and reduced gross margins contributed to a decline in income from operations for the fourth quarter of 2009. Gross margins declined due to lower production volumes and a weaker product mix, partially offset by factory cost containment initiatives. The Company maintained its investment in new product development, resulting in engineering expense in the full year of 2009 at levels comparable to the prior year. Unit production of tractors and combines for the fourth quarter of 2009 was approximately 23.0% below the comparable 2008 level.
Market Update
Industry Unit Retail Sales

	Tractors	Combines
	Change from	Change from
Year ended December 31, 2009	Prior Year Period	Prior Year Period
North America	- 21%	+ 15%
South America	- 17%	- 36%
Europe	- 18%	-15%
     North America
     Industry unit retail sales of tractors were down approximately 18% in the fourth quarter of 2009 compared to the same period in 2008. The expectation of lower farm income and conservatism kept demand below the previous year. Tractors under 100 horsepower showed the largest decline due primarily to the weakness in the landscaping, residential construction and dairy sectors. High horsepower tractors were down approximately 12% in the fourth quarter of 2009, compared to stronger levels in 2008. Industry unit retail sales of tractors under 100 horsepower declined approximately 23% in the full year of 2009 compared to the full year of 2008. Industry unit retail sales of combines remained robust and increased approximately 4% in the fourth quarter and 15% for the full year of 2009 compared to the same periods in 2008.

     South America
     In the fourth quarter of 2009, industry unit retail sales of tractors in Brazil increased approximately 26% compared to the same period in 2008. Government financing programs strengthened demand and better crop production in the second half of the year improved the outlook for 2009 farm income. The mix of tractor sales in Brazil improved in the fourth quarter but remained weighted toward smaller tractors. The Brazilian government’s special financing plan for small farms continued to stimulate sales of lower horsepower tractors during the fourth quarter of 2009. For the full year of 2009, industry unit retail sales of tractors in South America declined approximately 17% compared to 2008. Weak market conditions in Argentina contributed to most of the decline. Industry sales of tractors for the full year 2009 in Brazil increased approximately 5% compared to 2008.
     Europe
     During the fourth quarter of 2009, industry demand continued to slow in Western Europe where industry retail tractor volumes were down approximately 20% compared to the fourth quarter of 2008. Full year 2009 industry unit retail sales in Western Europe declined approximately 13% from 2008 levels. Despite strong harvests across most of Western Europe, lower commodity prices and the outlook of reduced farmer profitability generated softer demand. The industry unit retail sales in Spain, Scandinavia, the United Kingdom and France showed the most weakness in the fourth quarter of 2009. Industry unit retail sales in Eastern Europe and Russia remained weak due to ongoing credit constraints. Total European industry unit retail sales declined approximately 18% in the full year of 2009 with weaker market conditions across Europe.
     “The volatility in commodity prices, the late harvest in North America, the lingering affects of the global recession and the prospects of lower farm income all contributed to weaker demand for farm equipment in 2009,” stated Mr. Richenhagen. “Crop production was strong in both North America and Western Europe. However, with commodity prices down from record levels in 2008, farmers deferred investments in new equipment. Sales in the dairy and livestock sectors continue to be at very low levels, but recent increases in dairy and meat prices are beginning to help producers in those sectors. Our longer term market view continues to be positive with growing global demand for grain supporting commodity prices and higher levels of farmer profitability.”

Regional Results
AGCO Regional Net Sales (in millions)

				% change from
				2008 due to
	Three Months Ended December 31,		% change	currency
	2009 (1)	2008	from 2008	translation(1)
North America	$311.5	$520.5	- 40.2%	+ 1.9%
South America	429.1	327.4	+ 31.0%	+ 27.4%
EAME	1,026.6	1,266.3	- 18.9%	+ 8.1%
Asia/Pacific	85.3	43.0	+ 98.5%	+ 36.4%

Total	$1,852.5	$2,157.2	- 14.1%	+ 10.1%

	Years Ended December 31,
	2009 (1)	2008
North America	$1,442.7	$1,794.3	- 19.6%	- 2.1%
South America	1,167.1	1,496.5	- 22.0%	- 4.1%
EAME	3,782.1	4,905.4	- 22.9%	- 6.1%
Asia/Pacific	238.5	228.4	+ 4.5%	- 4.2%

Total	$6,630.4	$8,424.6	- 21.3%	- 4.8%

(1)	See Footnotes for additional disclosure
     North America
     Weaker market demand and dealer destocking initiatives, which intensified in the second half of 2009, produced the decline in North American sales. Despite lower sales, income from operations for the full year of 2009 increased approximately $13.3 million compared to the same period in 2008. AGCO’s results in North America benefited from improved margins from new products, productivity initiatives and lower SG&A expenses, partially offset by higher levels of engineering costs and the impact of lower production.
     South America
     Softer industry conditions in Argentina and a weaker product mix in Brazil led to sales declines in the South American region in 2009 compared to 2008. Income from operations decreased approximately $69.6 million in the full year of 2009 compared to the same period in 2008. Lower sales and production levels, the unfavorable impact of currency translation and the shift in mix toward lower horsepower tractors in Brazil combined to produce lower income from operations.
     EAME
     Weaker market conditions in Western Europe and the credit-challenged markets of Eastern and Central Europe and Russia contributed to significant sales declines in the EAME region. AGCO experienced the largest declines in Germany, France and Scandinavia. Income from operations declined by approximately $294.8 million in the full year of 2009 compared to the same period in 2008. Reduced sales, lower production levels and unfavorable currency translation impacts contributed to the decline.

     Asia/Pacific
     Net sales in AGCO’s Asia/Pacific region improved by approximately 4.5% during the full year of 2009 compared to 2008. Improved crop production in Australia and the resulting improvement in demand contributed much of the sales growth. Income from operations in the Asia/Pacific region decreased approximately $7.1 million in the full year of 2009 compared to the same period in 2008, due primarily to lower gross margins and unfavorable currency translation impacts.
Outlook
     Worldwide industry demand is expected to be mixed in the first half of 2010, with stronger market conditions in Brazil expected to offset weaker conditions in North America and Europe. Demand in North America and Western Europe is expected to stabilize during 2010, making comparisons to 2009 more favorable in the second half of the year. Continued economic weakness in the Commonwealth of Independent States and Eastern Europe is expected to keep industry demand at very low levels in those markets throughout 2010.
     AGCO is targeting adjusted earnings per share in a range from $1.55 to $1.65 for the full year of 2010. Net sales are expected to range from $6.6 billion to $6.8 billion. Gross margin improvements are expected to be offset by higher engineering expenses for new product development and Tier 4 emission requirements, as well as higher pension costs. In the seasonally low first quarter of 2010, tight dealer inventory management in North America and Europe is expected to drive lower production and sales levels resulting in an adjusted net loss of $0.10 to $0.15 per share. Earnings per share projections exclude restructuring expenses expected to be incurred in the Company’s European operations, estimated at approximately $0.10 per share for the full year of 2010.
* * * * *
     AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, February 9, 2010. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com on the “Investors/Events” page. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
* * * * *
Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, product offerings, margin improvements, plant closures, inventory management, production volumes, industry demand, general economic conditions, commodity pricing, farm incomes, grain inventories, pension costs and engineering and restructuring expense, are forward-looking and subject to risks which could cause actual results to differ materially from those suggested by the statements. These forward-looking statements involve a number of risks and uncertainties. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2008. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
•	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•	The recent poor performance of the general economy may result in a decline in demand for our products. However, we are unable to predict with accuracy the amount or duration of this decline, and our forward-looking statements reflect merely our best estimates at the current time.

•	A majority of our sales and manufacturing takes place outside of the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•	Most of the retail sales of our products are financed either by our retail finance joint ventures with Rabobank or by a bank or other private lender. During 2009, our joint ventures with Rabobank, which are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines, in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member of the joint ventures not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•	Both AGCO and AGCO Finance have substantial accounts receivables from dealers and end-customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•	We recently have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	We are subject to extensive environmental laws and regulations, and our compliance with, or our failure to comply with, existing or future laws and regulations could delay production of our products or otherwise adversely affect our business.

•	We have significant pension obligations with respect to our employees and our available cash flow may be adversely affected in the event that payments become due under any pension plans that are unfunded or underfunded. Declines in the market value of the securities used to fund these obligations result in increased pension expense in future periods.

•	The agricultural equipment industry is highly seasonal, and seasonal fluctuations significantly impact our results of operations and cash flows.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•	We depend on suppliers for raw materials, components and parts for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell our products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•	We face significant competition and, if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•	We have a substantial amount of indebtedness, and as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
* * * * *
About AGCO
AGCO, Your Agriculture Company (NYSE: AGCO), was founded in 1990 and offers a full product line of tractors, combines, hay tools, sprayers, forage, tillage equipment, implements and related replacement parts. AGCO agricultural products are sold under the core brands of Challenger®, Fendt®, Massey Ferguson® and Valtra®, and are distributed globally through more than 2,800 independent dealers and distributors, in more than 140 countries worldwide. AGCO provides retail financing through AGCO Finance. AGCO is headquartered in Duluth, Georgia, USA. In 2009, AGCO had net sales of $6.6 billion.
# # # # #
Please visit our website at www.agcocorp.com.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	December 31,	December 31,
	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$652.7	$512.2
Restricted cash	—	33.8
Accounts and notes receivable, net	731.7	815.6
Inventories, net	1,187.3	1,389.9
Deferred tax assets	63.6	56.6
Other current assets	153.6	197.1

Total current assets	2,788.9	3,005.2
Property, plant and equipment, net	943.0	811.1
Investment in affiliates	347.5	275.1
Deferred tax assets	70.3	29.9
Other assets	111.7	69.6
Intangible assets, net	166.8	176.9
Goodwill	634.0	587.0

Total assets	$5,062.2	$4,954.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$0.1	$0.1
Convertible senior subordinated notes	193.0	—
Accounts payable	644.3	1,027.1
Accrued expenses	834.8	799.8
Other current liabilities	45.9	151.5

Total current liabilities	1,718.1	1,978.5
Long-term debt, less current portion	454.0	625.0
Pensions and postretirement health care benefits	279.7	173.6
Deferred tax liabilities	118.7	108.1
Other noncurrent liabilities	82.6	49.6

Total liabilities	2,653.1	2,934.8

Temporary Equity:
Equity component of redeemable convertible senior subordinated notes	8.3	—

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.9	0.9
Additional paid-in capital	1,061.9	1,067.4
Retained earnings	1,517.8	1,382.1
Accumulated other comprehensive loss	(187.4)	(436.1)

Total AGCO Corporation stockholders’ equity	2,393.2	2,014.3

Noncontrolling interests	7.6	5.7

Total stockholders’ equity	2,400.8	2,020.0

Total liabilities, temporary equity and stockholders’ equity	$5,062.2	$4,954.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended December 31,
	2009	2008
Net sales	$1,852.5	$2,157.2
Cost of goods sold	1,585.2	1,781.0

Gross profit	267.3	376.2

Selling, general and administrative expenses	158.8	185.8
Engineering expenses	45.5	46.3
Restructuring and other infrequent expenses (income)	9.4	(0.1)
Amortization of intangibles	4.7	4.2

Income from operations	48.9	140.0

Interest expense, net	9.4	9.9
Other expense, net	1.7	1.6

Income before income taxes and equity in net earnings of affiliates	37.8	128.5

Income tax provision	12.9	36.6

Income before equity in net earnings of affiliates	24.9	91.9

Equity in net earnings of affiliates	9.5	6.6

Net income	34.4	98.5

Net income attributable to noncontrolling interests	(0.9)	—

Net income attributable to AGCO Corporation and subsidiaries	$33.5	$98.5

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$0.36	$1.07

Diluted	$0.35	$1.05

Weighted average number of common and common equivalent shares outstanding:
Basic	92.3	91.7

Diluted	95.6	94.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Years Ended December 31,
	2009	2008
Net sales	$6,630.4	$8,424.6
Cost of goods sold	5,557.9	6,924.9

Gross profit	1,072.5	1,499.7

Selling, general and administrative expenses	630.1	720.9
Engineering expenses	191.9	194.5
Restructuring and other infrequent expenses	13.2	0.2
Amortization of intangibles	18.0	19.1

Income from operations	219.3	565.0

Interest expense, net	43.3	33.2
Other expense, net	22.2	20.1

Income before income taxes and equity in net earnings of affiliates	153.8	511.7

Income tax provision	56.5	164.6

Income before equity in net earnings of affiliates	97.3	347.1

Equity in net earnings of affiliates	38.4	38.8

Net income	135.7	385.9

Net income attributable to noncontrolling interests	—	—

Net income attributable to AGCO Corporation and subsidiaries	$135.7	$385.9

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$1.47	$4.21

Diluted	$1.44	$3.95

Weighted average number of common and common equivalent shares outstanding:
Basic	92.2	91.7

Diluted	94.1	97.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$135.7	$385.9

Adjustments to reconcile net income to net cash provided by operating activities:
Net income attributable to noncontrolling interests	—	—
Depreciation	129.6	127.4
Deferred debt issuance cost amortization	2.8	3.2
Amortization of intangibles	18.0	19.1
Amortization of debt discount	15.0	14.1
Stock compensation	8.0	33.3
Equity in net earnings of affiliates, net of cash received	(20.7)	(11.0)
Deferred income tax (benefit) provision	(21.9)	7.3
Loss (gain) on sale of property, plant and equipment	1.4	(0.2)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	265.9	(208.4)
Inventories, net	292.8	(374.2)
Other current and noncurrent assets	38.5	(75.6)
Accounts payable	(411.3)	284.4
Accrued expenses	(82.3)	127.4
Other current and noncurrent liabilities	(19.8)	(41.4)

Total adjustments	216.0	(94.6)

Net cash provided by operating activities	351.7	291.3

Cash flows from investing activities:
Purchases of property, plant and equipment	(215.3)	(251.3)
Proceeds from sale of property, plant and equipment	2.6	4.9
Proceeds from sale of business	0.5	—
Investments in unconsolidated affiliates	(17.6)	(0.6)
Restricted cash and other	37.1	(32.5)

Net cash used in investing activities	(192.7)	(279.5)

Cash flows from financing activities:
(Repayment of) proceeds from debt obligations, net	(61.3)	38.4
Proceeds from issuance of common stock	—	0.3
Payment of minimum tax withholdings on stock compensation	(5.2)	(3.2)
Payment of debt issuance costs	(0.1)	(1.4)
Investments by noncontrolling interests	1.3	—

Net cash (used in) provided by financing activities	(65.3)	34.1

Effect of exchange rate changes on cash and cash equivalents	46.8	(116.1)

Increase (decrease) in cash and cash equivalents	140.5	(70.2)
Cash and cash equivalents, beginning of period	512.2	582.4

Cash and cash equivalents, end of period	$652.7	$512.2

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)
1. STOCK COMPENSATION EXPENSE
     The Company recorded stock compensation expense as follows:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Cost of goods sold	$(0.5)	$0.8	$0.1	$1.5
Selling, general and administrative expenses	(2.8)	10.7	8.2	32.0

Total stock compensation expense	$(3.3)	$11.5	$8.3	$33.5

2. RESTRUCTURING AND OTHER INFREQUENT EXPENSES
     During 2009, the Company recorded restructuring and other infrequent expenses of approximately $13.2 million, primarily related to severance and other related costs associated with the Company’s rationalization of its operations in France, the United Kingdom, Finland, Germany, the United States and Denmark. During 2008, the Company recorded restructuring and other infrequent expenses of approximately $0.2 million, primarily related to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France.
3. INDEBTEDNESS
     Indebtedness at December 31, 2009 and 2008 consisted of the following:

	December 31,	December 31,
	2009	2008
6 7/8% Senior subordinated notes due 2014	$286.5	$279.4
1 3/4% Convertible senior subordinated notes due 2033	193.0	185.3
1 1/4% Convertible senior subordinated notes due 2036	167.5	160.3
Other long-term debt	0.1	0.1

	647.1	625.1
Less: Current portion of long-term debt	(0.1)	(0.1)
1 3/4% Convertible senior subordinated notes due 2033	(193.0)	—

Total indebtedness, less current portion	$454.0	$625.0

     Holders of the Company’s 1 3/4% convertible senior subordinated notes due 2033 and 1 1/4% convertible senior subordinated notes due 2036 may convert the notes if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $22.36 per share for the 1 3/4% convertible senior subordinated notes and $40.73 per share for the 1 1/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of December 31, 2009, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 3/4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending December 31, 2009, and, therefore, the Company classified the notes as a current liability. In accordance with Accounting Standards Update No. 2009-04, “Accounting for Redeemable Equity Instruments,” the Company also classified the equity component of the 1 3/4% convertible senior subordinated notes as “temporary equity.” The amount classified as “temporary equity” was measured as the excess of (a) the amount of cash that would be required to be paid upon conversion over (b) the current carrying amount of the liability-classified component. Future classification of both notes between current and long-term debt and classification of the equity component of both notes as “temporary equity” is dependent on the closing sales price of the Company’s common stock during future quarters. The Company believes it is unlikely the holders of the notes would convert the notes under the provisions of the indenture agreement, thereby requiring the Company to repay the principal portion in cash. In the event the notes were converted, the Company believes it could repay the notes with available cash on hand, funds from the Company’s $300.0 million multi-currency revolving credit facility, or a combination of these sources.
4. INVENTORIES
     Inventories at December 31, 2009 and December 31, 2008 were as follows:

	December 31,	December 31,
	2009	2008
Finished goods	$480.0	$484.9
Repair and replacement parts	383.1	396.1
Work in process	86.5	130.5
Raw materials	237.7	378.4

Inventories, net	$1,187.3	$1,389.9

5. ACCOUNTS RECEIVABLE SECURITIZATION AND SALES AGREEMENTS
     At December 31, 2009, the Company had an accounts receivable securitization facility in Europe with outstanding funding totaling approximately €104.6 million (or approximately $149.9 million). Wholesale accounts receivable are sold on a revolving basis to commercial paper conduits under the European facility through a wholly-owned qualifying special purpose entity (a “QSPE”) in the United Kingdom. At December 31, 2008, outstanding funding under the Company’s accounts receivable securitization facilities in the United States, Canada and Europe were approximately $483.2 million.
     On December 22, 2009, the Company terminated and replaced its U.S. and Canadian accounts receivable securitization facilities of $280.0 million and $70.0 million, respectively, with new accounts receivable sales agreements that will permit the transfer, on an ongoing basis, substantially all of its wholesale interest-bearing and non-interest bearing receivables in North America to AGCO Finance LLC and AGCO Finance Canada, Ltd., its 49% owned U.S. and Canadian retail finance joint ventures. This agreement also replaced a May 2005 agreement whereby the Company sold interest-bearing receivables to AGCO Finance LLC and AGCO Finance Canada, Ltd. on an ongoing basis. The new accounts receivable sales agreements provide for funding of up to $600.0 million of U.S. accounts receivable and up to C$250.0 million dollars (or approximately $234.7 million as of December 31, 2009), both of which may be increased in the future at the discretion of AGCO Finance LLC and AGCO Finance Canada, Ltd. respectively.
     As of December 31, 2009, net cash received from receivables sold under the U.S. and Canadian accounts receivable sales agreements with AGCO Finance LLC and AGCO Finance Canada, Ltd. was approximately $444.6 million. As of December 31, 2008, the balance of interest-bearing receivables that had been transferred to AGCO Finance LLC and AGCO Finance Canada, Ltd. under the Company’s former arrangement to transfer wholesale interest-bearing receivables was approximately $59.0 million.
     AGCO Finance entities also provide wholesale financing to AGCO’s dealers in certain markets in Europe, Brazil and Australia. The receivables associated with these arrangements are also without recourse to the Company. The Company does not service the receivables and does not maintain any direct retained interest in the receivables. As of December 31, 2009, AGCO Finance entities had approximately $176.9 million of outstanding wholesale accounts receivable in these markets. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.
     Losses on sales of receivables primarily from securitization facilities, included in “other expense, net” were $3.8 million and $5.7 million for the three months ended December 31, 2009 and 2008, respectively, and $15.6 million and $27.3 million for the years ended December 31, 2009 and 2008, respectively.
6. EARNINGS PER SHARE
     The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions. Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share for the three months and years ended December 31, 2009 and 2008 is as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2009	2008	2009	2008
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$33.5	$98.5	$135.7	$385.9

Weighted average number of common shares outstanding	92.3	91.7	92.2	91.7

Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.36	$1.07	$1.47	$4.21

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries for purposes of computing diluted net income per share	$33.5	$98.5	$135.7	$385.9

Weighted average number of common shares outstanding	92.3	91.7	92.2	91.7
Dilutive stock options, performance share awards and restricted stock awards	1.1	1.0	0.4	0.4
Weighted average assumed conversion of contingently convertible senior subordinated notes	2.2	1.5	1.5	5.6

Weighted average number of common and common equivalent shares outstanding for purposes of computing diluted earnings per share	95.6	94.2	94.1	97.7

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.35	$1.05	$1.44	$3.95

7. SEGMENT REPORTING
     The Company has four reportable segments: North America; South America; Europe/Africa/Middle East; and Asia/Pacific. Each regional segment distributes a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months and years ended December 31, 2009 and 2008 are as follows:

Three Months Ended	North	South	Europe/Africa/	Asia/
December 31,	America	America	Middle East	Pacific	Consolidated
2009
Net sales	$311.5	$429.1	$1,026.6	$85.3	$1,852.5
(Loss) income from operations	(5.1)	35.3	35.4	7.0	72.6

2008
Net sales	$520.5	$327.4	$1,266.3	$43.0	$2,157.2
Income from operations	18.2	22.3	133.5	2.5	176.5

Years Ended	North	South	Europe/Africa/	Asia/
December 31,	America	America	Middle East	Pacific	Consolidated
2009
Net sales	$1,442.7	$1,167.1	$3,782.1	$238.5	$6,630.4
Income from operations	21.9	64.6	222.3	21.2	330.0

2008
Net sales	$1,794.3	$1,496.5	$4,905.4	$228.4	$8,424.6
Income from operations	8.6	134.2	517.1	28.3	688.2
     A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Segment income from operations	$72.6	$176.5	$330.0	$688.2
Corporate expenses	(12.4)	(21.7)	(71.3)	(71.9)
Stock compensation expense	2.8	(10.7)	(8.2)	(32.0)
Restructuring and other infrequent (expenses) income	(9.4)	0.1	(13.2)	(0.2)
Amortization of intangibles	(4.7)	(4.2)	(18.0)	(19.1)

Consolidated income from operations	$48.9	$140.0	$219.3	$565.0

RECONCILIATION OF NON-GAAP MEASURES
     This earnings release discloses adjusted income from operations, net income and earnings per share, all of which exclude amounts that differ from the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included below.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the three months ended December 31, 2009 and 2008 (in millions, except per share data):

	Three months ended December 31,
	2009			2008
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$58.3	$40.3	$0.42	$139.9	$98.5	$1.05
Restructuring and other infrequent expenses (income)(2)	9.4	6.8	0.07	(0.1)	—	—

As reported	$48.9	$33.5	$0.35	$140.0	$98.5	$1.05

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded during the fourth quarter of 2009 related primarily to severance costs associated with the Company’s rationalization of its operations in the United States, the United Kingdom, France, Germany and Denmark. The restructuring and other infrequent income recorded in the fourth quarter of 2008 related to reversal of excess accrued severance and employee relocation costs associated with the Company’s rationalization of certain parts, sales and marketing and administration functions in Germany.
     The following is a reconciliation of adjusted income from operations, net income and earnings per share to reported income from operations, net income and earnings per share for the years ended December 31, 2009 and 2008 (in millions, except per share data):

	Years ended December 31,
	2009			2008
	Income		Earnings	Income		Earnings
	From	Net	Per	From	Net	Per
	Operations	Income(1)	Share(1)	Operations	Income(1)	Share(1)
As adjusted	$232.5	$145.5	$1.55	$565.2	$386.1	$3.95
Restructuring and other infrequent expenses(2)	13.2	9.8	0.11	0.2	0.2	—

As reported	$219.3	$135.7	$1.44	$565.0	$385.9	$3.95

(1)	Net income and earnings per share amounts are after tax.

(2)	The restructuring and other infrequent expenses recorded in 2009 primarily related to severance and other related costs associated with the Company’s rationalization of its operations in France, the United Kingdom, Finland, Germany, the United States and Denmark. The restructuring and other infrequent expenses recorded in 2008 primarily related to severance and employee relocation costs associated with the Company’s rationalization of its Valtra sales office located in France.

     This earnings release discloses the percentage change in regional net sales due to currency translation. The following is a reconciliation of net sales for the three months and year ended December 31, 2009 at actual exchange rates compared to 2008 adjusted exchange rates (in millions):

	Three Months Ended December 31,
	2009 at	2009 at	% change from
	Actual	Adjusted	2008 due to
	Exchange	Exchange	currency
	Rates	Rates (1)	translation
North America	$311.5	$301.7	+ 1.9%
South America	429.1	339.2	+ 27.4%
EAME	1,026.6	924.2	+ 8.1%
Asia/Pacific	85.3	69.7	+ 36.4%

Total	$1,852.5	$1,634.8	+ 10.1%

	Year Ended December 31,
	2009 at	2009 at
	Actual	Adjusted
	Exchange	Exchange
	Rates	Rates (1)
North America	$1,442.7	$1,479.7	- 2.1%
South America	1,167.1	1,228.2	- 4.1%
EAME	3,782.1	4,078.8	- 6.1%
Asia/Pacific	238.5	248.1	- 4.2%

Total	$6,630.4	$7,034.8	- 4.8%

1)	Adjusted exchange rates are 2008 exchange rates.